EXHIBIT 10.1

KOHL’S CORPORATION

NON-QUALIFIED STOCK OPTION AGREEMENT

BASED ON KOHL’S 2010 LONG-TERM COMPENSATION PLAN

Executive	Employee ID	Grant Date	Expiration Date	Number of Shares	Option Price Per Share

The Compensation Committee (the “Committee”) of the Board of Directors of Kohl’s Corporation (“Kohl’s”) has approved granting to the Executive named above (“Executive”) a nonstatutory option (“Option”) to purchase shares of Kohl’s common stock on the terms and subject to the conditions described below. Kohl’s and the Executive agree as follows:

1.	Number of Shares Optioned; Option Price.

Kohl’s grants to Executive the right and option to purchase, in the aggregate, the number of shares of Kohl’s $0.01 par value common stock (“Common Shares”) shown above at the option price per share shown above. Except as provided by this Agreement, the Option granted shall be irrevocable. The Common Shares which Executive is entitled to purchase will be either Kohl’s authorized but unissued common stock or Kohl’s treasury shares. The Option granted is not intended to be treated, and will not be treated, as an incentive stock option within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended. Except as provided herein, the Option shall impose no obligation on Executive to exercise such Option.

2.	Time Limitations on Exercise of Option.

Except as provided in Kohl’s 2010 Long-Term Compensation Plan (the “Plan”) or in this Agreement, and unless the Committee establishes otherwise, Executive may exercise his/her Option to purchase, in whole or in part, not more than that portion of the total number of Common Shares shown above according to the percentages and the anniversary dates specified below:

Anniversary Date After Option Grant	Total Number of Shares For Which Option is Exercisable

1st Anniversary Date	20%
2nd Anniversary Date	40%
3rd Anniversary Date	60%
4th Anniversary Date	80%
5th Anniversary Date	100%

Except as provided in the Plan, an employment agreement, executive compensation agreement, or other similar agreement between Executive and Kohl’s, or in this Agreement, this Option may not be exercised before the anniversary dates specified above or after the expiration of seven (7) years from the date it is granted (the “Expiration Date”). This Option may not be exercised for fractional Common Shares.

3.	Termination of Employment.

Except as provided in an employment agreement, executive compensation agreement, or other similar agreement between Executive and Kohl’s:

(a) If Executive, on a permanent basis, ceases to be actively employed by Kohl’s as a full time employee for any reason other than Retirement, Disability or death, Executive shall have until the earlier of: (i) the Expiration Date; (ii) ninety (90) days following the date of termination of Executive’s employment with Kohl’s; or (iii) ninety (90) days following the date Executive ceases to be a full time employee, to exercise this Option to the extent Executive is otherwise entitled to exercise it as provided in Paragraph 2; and

(b) To the extent Executive is not entitled to exercise this Option at the time Executive ceases to be actively employed by Kohl’s as a full time Employee, the outstanding and unexercised portion of the Option shall immediately lapse and Executive shall have no further rights with respect to it.

Nothing contained herein shall limit Kohl’s right to terminate the employment of Executive at any time for any reason.

4.	Rights in the Event of Retirement or Disability.

If Executive’s employment with Kohl’s is terminated due to Retirement (or due to an early retirement approved by the Committee) or Disability (as each of those terms are defined in the Plan), Executive shall have until the earlier of: (i) the Expiration Date; or (ii) one (1) year from the effective date of such Retirement or Disability to exercise this Option to the extent to which Executive would otherwise be entitled to exercise it on the effective date of such Retirement or Disability. To the extent Executive is not entitled to exercise any portion of this Option prior to Executive’s Retirement or Disability, such outstanding and unexercised portion of the Option shall immediately lapse on the date of Executive’s Retirement or Disability.

5.	Rights In the Event of Executive’s Death.

In the event of Executive’s death: (i) while actively employed by Kohl’s as a full time employee; or (ii) during any period following Executive’s Retirement or Disability during which any then outstanding and unexercised Option is exercisable by Executive pursuant to Paragraph 4, the term during which the Option is exercisable shall be the earlier of:

(a) the expiration of the period during which the Option is exercisable pursuant to Paragraph 4;

(b) twelve (12) months after the date of Executive’s death; or

(c) the Expiration Date.

In the event of Executive’s death while actively employed by Kohl’s as a full time employee, the number of Common Shares for which the Option may be exercised shall be the total number of Common Shares granted to Executive pursuant to this Option Agreement (irrespective of whether they are exercisable on or before the date of Executive’s death) that remain outstanding and unexercised on the date of Executive’s death. In the event of Executive’s death following Executive’s Retirement or Disability, the number of Common Shares for which the Option may be exercised shall be limited to that number of Common Shares for which Executive would otherwise be entitled to exercise this Option on the date of Executive’s Retirement or Disability, as provided in Paragraph 4. In the event of Executive’s death, the Option may be exercisable by the beneficiary designated by Executive, if any, or the personal representative, administrator or other representative of Executive’s estate.

6.	Rights in the Event of a Change in Control.

In the event of a Change in Control, the Option shall be subject to the provisions of Paragraph 19 of the Plan, any references to “cause” and “good reason” used in Paragraph 19 of the Plan shall be interpreted by applying the definitions of “cause” and “good reason” set forth in any employment agreement, executive compensation agreement, or any similar agreement between Kohl’s and the Executive in effect as of the date of the Change in Control.

7.	Method of Exercising Option.

The Executive may exercise the Option on or after the appropriate anniversary date (and before an event of termination) in whole or in part, from time to time in accordance with any manner permitted by Kohl’s in effect on the date of exercise. The Executive may contact the office of Kohl’s Executive Vice President of Human Resources at the address specified in Paragraph 9 to receive details regarding the manner(s) of exercise permitted by Kohl’s which are in effect on the date of exercise.

Executive shall not acquire any rights or privileges as a shareholder of Kohl’s for any Common Shares issuable upon the exercise of this Option until such Common Shares have been duly issued by Kohl’s. Kohl’s shall have the right to delay the issue or delivery of any Common Shares to be delivered hereunder until (i) the completion of such registration or qualification of such shares under federal or state law, ruling or regulation as Kohl’s deems to be necessary or advisable; and (ii) receipt from Executive of such documents and information as Kohl’s deems necessary or appropriate in connection with such registration or qualification or the issuance of Common Shares hereunder.

8.	Prohibition Against Transfer, Pledge, and Attachment.

This Option, and the rights and privileges conferred by it, is personal to Executive and, absent a binding court order, may not be transferred, assigned, pledged or hypothecated in any way (whether by operation of law or otherwise) during Executive’s lifetime and shall be exercisable only by Executive. Executive may transfer this Option, and the rights and privileges conferred by it, upon Executive’s death, either by will or under the laws of descent and distribution, or by beneficiary designation made in such form and subject to such limitations as may from time to time be acceptable to the Committee and delivered to and accepted by the Committee. All distributees shall be subject to all of the terms and conditions of this Agreement to the same extent as would Executive if still alive. This Option, and the rights and privileges conferred by it, may not be subjected to execution, attachment or similar process.

9.	Notices.

Any notice to be given to Kohl’s under the terms of this Agreement shall be addressed to the attention of Kohl’s Executive Vice President of Human Resources, N56 W17000 Ridgewood Drive, Menomonee Falls, Wisconsin 53051, and any notice to be given to Executive may be sent to Executive’s address as it appears on the payroll records of Kohl’s, or at such other addresses as either party may designate in writing to the other.

10.	Provisions of the Plan Control.

This Option is subject to, and qualified in its entirety by reference to, the terms and conditions of the Plan under which it is granted, a copy of which may be obtained from Kohl’s Executive Vice President of Human Resources and the provisions of the Plan shall be incorporated into and be a part of this Option Agreement. Capitalized terms used but not defined in this Agreement shall have the meanings ascribed to them in the Plan. The Plan empowers the Committee to make interpretations, rules and regulations under it. Determinations made by the Committee with respect to the Plan shall be binding upon Kohl’s and Executive.

11.	Taxes.

Executive shall pay all taxes applicable to the grant or exercise of this Option. Kohl’s may require payment of or withhold any tax which it believes is required to be the obligation of Executive as a result of the grant or exercise of this Option, and Kohl’s may defer making delivery of Common Shares or cash payable hereunder until arrangements satisfactory to Kohl’s have been made for such tax obligations.

12.	Choice of Law.

This Agreement shall be governed by and construed in accordance with the laws of the state in which the majority of Executive’s job responsibilities are carried out as of the date of this Agreement.

Kohl’s has caused this Agreement to be executed and Executive has executed the same as evidence of Executive’s acceptance hereof and upon the terms and conditions herein set forth as of the grant date shown above.

KOHL’S CORPORATION

By:

Executive: